Exhibit 10d

VERIZON SENIOR MANAGER

SEVERANCE PLAN

Effective

February 5, 2010

Verizon Severance Program

1.     Introduction

1.1	General Information

The Verizon Senior Manager Severance Plan (the “Plan”) is an employee benefit plan maintained by Verizon Communications Inc. (“Verizon”) and other Participating Companies to assist eligible senior managers who separate from service under specific circumstances. “Participating Company” means any of the participating employers identified on Appendix A.

This document (including the Appendices and Schedules attached hereto) is the plan document for the Plan. In the event of any conflict between this document and any other document, instrument, or communication describing the policies or procedures with respect to separation benefits for Senior Managers (as defined below), the terms of this document are controlling.

1.2	Effective Date

This Plan applies to Senior Managers who are notified of a Qualifying Separation (as defined below) on or after February 5, 2010 (the “Effective Date”).

The Plan does not apply to any Senior Manager who was notified of a separation from service or underwent a Qualifying Separation prior to the Effective Date, even if the Senior Manager’s actual separation or last day worked occurs on or after the Effective Date.

1.3	Other Severance Programs

The Plan supersedes all other separation or severance pay plans or practices previously in effect for some or all of the Senior Managers. The separation benefits under this Plan are not intended to duplicate separation benefits under any other severance plan, arrangement or employment agreement maintained by any Verizon Company. In the event a Senior Manager qualifies for benefits under this Plan and under any other severance plan, arrangement or employment agreement of a Verizon Company, the Severance Payment (as defined below) under this Plan shall be reduced dollar for dollar by the amount or single-sum value of the severance benefits under any other such severance plan, arrangement or agreement. “Verizon Company” means, as of any applicable date, Verizon or any corporation, partnership, joint venture, or other entity in which Verizon directly or indirectly holds a ten percent (10%) or greater ownership interest.

The Participating Companies (including Verizon) reserve the right to provide additional benefits to employees outside of the Plan. Any such additional benefits will not be considered provided pursuant to the Plan, but unless expressly provided otherwise, any such additional benefits will offset and reduce the benefits provided under this Plan.

The amount of any reduction or offset under this Section 1.3 shall not change after a Change in Control except to the extent that such change does not change the time or form of payment of “deferred compensation” within the meaning of section 409A of the Internal Revenue Code of 1986 (the “Code”).

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2.     Employees Covered by the Plan

2.1	Eligible Employees

This Plan covers each regular full-time or part-time salaried employee who is employed by a Participating Company at a Career Band of Level 4 or above, who has at least one day of service, and who is not included in an ineligible classification as described below (such an eligible employee is referred to herein as a “Senior Manager”). The term “Career Band” is defined by the applicable Verizon Compensation Plan. Accordingly, this Plan only covers Senior Managers and is intended to qualify as a “top hat” plan as that term is defined under ERISA.

2.2	Ineligible Classifications

The following ineligible classifications of employees or individuals are not covered by the Plan:

•	An employee at Career Band Level 5 and below;

•	Verizon’s Chairman and Chief Executive Officer;

•	a non-management employee or other associate;

•	a temporary, “Supplemental,” “Occasional,” or “Contingent” employee (or any other individual retained for a fixed duration);

•

an individual who is classified by the applicable Participating Company as an independent contractor (notwithstanding such individual’s classification or reclassification by any other person or authority), or who is paid through the accounts payable system rather than the payroll system of the Participating Company;

•	an individual whose compensation is paid by either a third-party temporary services company (a “temp agency”) or a third-party service provider that is not a Participating Company;

•	an individual retained by a Participating Company pursuant to a contract or agreement that specifies that the individual is not eligible to participate in the Plan;

•	a leased employee;

•	a “term” employee;

•	an employee on long-term disability (LTD) leave or an employee on short-term disability (STD) leave who is not certified to return from STD;

•	an employee on an unapproved absence from work or on an unapproved leave of absence; and

•	an employee or classification of employees listed on Appendix C (as such Appendix C is amended from time to time pursuant to Section 6.2).

An employee or individual who is included in one or more of such ineligible classifications shall not be covered by the Plan for the period in which included in such classification, notwithstanding a retroactive change in such classification by or pursuant to the order of any governmental or other authority.

3.     Qualifying Separations from Service

3.1	Qualifying Separation

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A Senior Manager must undergo a Qualifying Separation to be eligible to receive the benefits described in Article 4 of this Plan. A “Qualifying Separation” means a termination that is characterized by the Verizon Company employing the Senior Manager, in its sole discretion as employer, as: (i) an involuntary termination of the Senior Manager’s employment by a Participating Company for business reasons, either individually or as part of a larger reduction in force, or (ii) a termination of employment by the Senior Manager due solely to the Senior Manager’s refusal to accept a Reclassification or Relocation initiated by a Participating Company. A Senior Manager who indicates a willingness to be involuntarily terminated in connection with a reduction in force or similar staffing exercise but who is not actually selected by a Participating Company to be involuntarily terminated shall not be considered to undergo a Qualifying Separation (even if the Senior Manager voluntarily terminates employment at or about the time of the reduction in force). In addition, with respect to a Named Executive Officer of Verizon, a Qualifying Separation includes any circumstance in which the independent members of the Verizon Board of Directors determine to be a Qualifying Separation under the Plan. For the avoidance of doubt, a termination on account of a disability is not a “Qualifying Separation,” and a Qualifying Separation shall not occur unless the Senior Manager’s termination of employment is treated as an involuntary separation from service for purposes of Treasury Regulation section 1.409A-1(d)(1).

•

“Reclassification” means a reassignment to a lower Career Band and does not include a mere reduction in hours or a transfer to a different position in the same or a higher Career Band. A change in a Senior Manager’s Career Band as a result of a broad-based change to the Career Band structure, including a Career Band addition, deletion, consolidation or name change, shall not be considered a “Reclassification” for purposes of the Plan. In addition, a change in a Senior Manager’s Career Band shall not be considered a “Reclassification” for purposes of the Plan if the Senior Manager’s total Weekly Compensation (as defined below) is not reduced in connection with the change; provided, however, any Senior Manager specific change from a Career Band that is eligible for a long-term incentive under the applicable long-term incentive plan to a lower Career Band that has a lower individual target long-term incentive opportunity shall be considered a Reclassification. The return of a Senior Manager to his former Career Band following a temporary assignment in a higher band (a temporary promotion) shall not be considered a “Reclassification” for purposes of the Plan (even if the Senior Manager returns to a position that is not eligible for a long-term incentive). In the case of a reassignment to a different Verizon Company (even if not a Participating Company), or an offer of employment from a Verizon Company, which uses a different compensation structure, the Plan Administrator has the authority and discretion to define, on a case-by-case basis, what shall constitute a “Reclassification.”

•	“Relocation” means a change in a Senior Manager’s principal work location which would be considered a relocation for purposes of Verizon’s then applicable guidelines for relocation.

Neither the Plan nor the Plan Administrator determines whether a Senior Manager will be or has been involuntarily terminated for business reasons or for cause (including poor performance) or whether a Senior Manager has terminated due solely to the Senior Manager’s refusal to accept a Reclassification or Relocation initiated by a Verizon Company. All such determinations are made in the sole discretion of the applicable Verizon Company as the employer. The responsibility of the Plan Administrator is limited to reviewing the reasons the applicable Verizon Company provides in its business records for the Senior Manager’s termination of employment.

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3.2	Ineligible Separations

A Qualifying Separation does not include an ineligible separation from service such as:

•	A Senior Manager’s voluntary termination of employment for no reason or for any reason other than a refusal to accept a Reclassification or Relocation initiated by a Verizon Company;

•

a Senior Manager’s involuntary termination of employment that is characterized (at the time of termination or subsequently) by the applicable Participating Company as a termination for misconduct or Cause, as defined below (notwithstanding a contrary characterization or recharacterization of such termination by the Participating Company or any other person for any other purpose); and

•	any other involuntary termination of employment in which the Senior Manager does not actually suffer a period of unemployment.

For purposes of the Plan, a Senior Manager is not considered to suffer a period of unemployment if, for example, the Senior Manager transfers to, or terminates employment in order to commence, another job or position, either with the same employer, another Verizon Company (even if not a Participating Company), or an unrelated company or other entity that is entering into a transaction with Verizon or a Participating Company (for example, in a purchase of stock or assets; a spinoff, reorganization, or similar transaction; a contribution to a joint venture; or a contract to outsource a function previously performed in-house). Furthermore, a Senior Manager’s involuntary or voluntary termination of employment upon turning down an offer of any such job or position that does not involve a Relocation is considered an ineligible separation from service.

Also, a Senior Manager is not considered to suffer a period of unemployment if the employee transfers to or is employed by an outsourcing customer (or a successor outsourcing vendor or any other company or entity) in connection with the termination of all or part of an outsourcing arrangement, regardless of whether the arrangement is terminated early or in the normal course. Furthermore, a Senior Manager’s involuntary or voluntary termination of employment upon turning down an offer of such employment or such a transfer that does not involve a Relocation is considered an ineligible separation from service.

A Senior Manager who undergoes an ineligible separation will not be considered to have undergone a Qualifying Separation and is not eligible to receive any severance benefits under the Plan even if the Senior Manager is provided with an involuntary separation notice and/or signs a Legal Release (as defined below).

3.3	Acceptance of New Position After Notice of Separation and Before Termination

If a Senior Manager is notified of a Qualifying Separation, and then (either as a result of a redeployment process or otherwise) accepts an offer of employment with any Verizon Company prior to the Senior Manager’s termination date, the notice of separation and the right to receive any and all severance benefits under the Plan in connection with that notice are cancelled.

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4.     Severance Benefits

4.1	Amount of Severance Payment

If a Senior Manager undergoes a Qualifying Separation and signs a Legal Release (as defined below) in accordance with Section 4.5, the Senior Manager will receive a single-sum cash separation payment (a “Severance Payment”) on or as soon as administratively practicable after the Senior Manager’s termination date, but in no event prior to the eighth calendar day (or such other day as is determined by the Plan Administrator) following the Senior Manager’s delivery of a timely and signed Legal Release (subject to Section 6.3). If a Senior Manager is notified of a Qualifying Separation and signs and delivers a Legal Release in accordance with Section 4.5, but then dies prior to undergoing the Qualifying Separation or accepting an offer of employment from any Verizon Company, the Severance Payment that would have been paid had the Senior Manager undergone a Qualifying Separation shall be paid to the estate of the Senior Manager if the Legal Release remains binding and enforeceable as of the date of payment.

Depending upon the Senior Manager’s Career Band Level at the time of his Qualifying Separation, the Severance Payment shall be determined in accordance with the following schedule: :

Executive Level	Senior Manager Severance Plan Benefits
Band C	104 x Senior Manager’s Weekly Compensation
Band 1	104 x Senior Manager’s Weekly Compensation
Band 2	52 x Senior Manager’s Weekly Compensation
Band 3	52 x Senior Manager’s Weekly Compensation
Band 4	Up to 52 x Senior Manager’s Weekly Compensation (2 weeks of Weekly Compensation per Year of Service capped at 52 weeks with a 39 week minimum)

“Years of Service” means the Senior Manager’s eligibility service through the Senior Manager’s last day worked as reflected in Verizon’s then readily available human resources records/system; provided that service prior to the Senior Manager’s most recent hire/rehire date shall not be counted in determining a Senior Manager’s Years of Service if the Senior Manager previously received a severance or separation benefit under this Plan or any other plan or program. A partial Year of Service (consisting of total eligible service in excess of the Senior Manager’s full Years of Service) is not counted for purposes of determining the Senior Manager’s Severance Payment.

The “Weekly Compensation” of a salaried Senior Manager shall be determined by dividing (i) the Senior Manager’s final annual base salary plus business plan target short-term cash incentives under the applicable short-term incentive program (including a sales-incentive program) by (ii) fifty-two (52). The Weekly Compensation of a part-time Senior Manager shall be multiplied by the Senior Manager’s full-time equivalent fraction.

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4.2	Benefits Under Other Programs

In addition to the Severance Payment, a Senior Manager who undergoes a Qualifying Separation and signs a Legal Release in accordance with Section 4.5 shall be eligible to receive or continue certain additional benefits as are described on Appendix B. Appendix B shall not include any descriptions of retirement or retiree welfare plans (even if such descriptions are commingled with or attached to descriptions of the benefits provided under this Plan), and Verizon’s retirement and retiree welfare plans shall not be considered amended by any provision of Appendix B. This Plan is not a retirement plan and does not include or provide retirement or retiree welfare benefits.

4.3	Scheduled Benefits

Subject to the amendment provisions in Section 6.2, the benefits and other terms of the Plan may be modified for the employees of a business unit or for other specifically identified groups of individuals in accordance with one or more Schedules to this Plan. Unless otherwise specified in such a Schedule, the terms of this Plan shall apply in determining the benefits to be provided under the Schedule.

4.4	Adjustment of Severance Payment for Rehires

If a Senior Manager who receives a Severance Payment is subsequently re-employed by a Verizon Company, the Senior Manager must repay the portion of the Severance Payment (after tax withholding) that exceeds the amount that would have been paid to the Senior Manager (after tax withholding) had such Severance Payment (i) begun to be paid on the first business day after the Senior Manager’s Qualifying Separation, (ii) been paid ratably over a number of weeks equal to the total amount of such Severance Payment divided by the Weekly Compensation used to determine such payment, and (iii) been cancelled as of the date of re-employment. By way of example, if a separated Senior Manager receives a Severance Payment equal to fifty-two (52) times the Senior Manager’s Weekly Compensation and is re-employed by a Verizon Company ten (10) weeks after the Senior Manager’s termination date, the Senior Manager must repay an amount equal to forty-two (42) times such Weekly Compensation (as adjusted for tax withholding).

4.5	Legal Release

Notwithstanding anything herein to the contrary (but subject to the deadlines specified in Section 6.3), no benefits are payable under this Plan unless a Senior Manager signs and delivers a Legal Release to the Plan Administrator or its delegate and does not subsequently revoke such Legal Release. This requirement is applicable under any circumstances where benefits are payable under the Plan, including where the Senior Manager has filed a claim or an appeal under the claim and appeal provisions of Article 5. “Legal Release” means a document prepared by Verizon as a settlor function with terms satisfactory to Verizon in its sole discretion. The Legal Release will include, among other provisions, a legally-binding waiver of claims by the Senior Manager, a deadline for delivery of the Legal Release, and affirmative and/or negative covenants (which may include, but which are not limited to, covenants regarding confidentiality, non-solicitation, and non-competition). Different forms of Legal Release may be utilized from one business unit or Participating Company to another and from one Senior Manager to another, as determined by Verizon in its sole discretion as a settlor function.

A Senior Manager’s entitlement to severance benefits under the Plan shall be determined solely by the terms of the Plan. All references to severance benefits in the Legal Release are subject to the terms of the

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Plan, which shall be controlling. The Legal Release shall not be construed to grant or increase Plan benefits. Except as provided in the last sentence of the first paragraph of Section 4.1 with respect to an otherwise eligible Senior Manager who dies prior to undergoing a Qualifying Separation, a Senior Manager who does not undergo a Qualifying Separation shall not be entitled to any benefits under the Plan, even if the Senior Manager is provided with and signs a Legal Release.

4.6	Tax Withholding and Other Reductions

All benefit payments under this Plan shall be subject to reduction for applicable federal, state, local, or other tax withholding.

The Plan Administrator is authorized to determine whether a Senior Manager who is eligible to receive a benefit under the Plan owes any amount of money (including any amount due as the result of a benefit overpayment) to any Verizon Company or to this Plan or to any other benefit plan maintained by any Verizon Company, and, if so, to determine the precise amount of the indebtedness. If the Plan Administrator determines that the Senior Manager has any such indebtedness, then the amount of the Severance Payment which the Senior Manager shall be eligible to receive shall be reduced by the amount of such obligation. The Plan Administrator shall also have the authority and discretion, in the event that any such indebtedness exceeds the amount of the Severance Payment, to cause the amount of any other cash benefit under any other program (including, without limitation, any company-paid medical benefit premium) to likewise be offset by the amount of any indebtedness which exceeds the Severance Payment.

5.     Benefit Claims and Appeals

5.1	Required Information

Any person eligible to receive benefits hereunder shall furnish to the Plan Administrator any information or proof requested by the Plan Administrator and reasonably required for the proper administration of the Plan. Failure on the part of any person to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of any benefits that may be due under the Plan until such information or proof is received by the Plan Administrator.

5.2	Initial Claims

If a Senior Manager or any other person with a colorable claim to benefits under the Plan believes that a benefit was not correctly determined or was improperly denied under the terms of the Plan, such claimant has a right to submit a written claim to the Plan Administrator or other claim fiduciary designated by the Plan Administrator (the “Initial Claims Reviewer”).

Such claim shall identify the benefits being requested and shall include a statement of the reasons why the benefits should be granted. The Initial Claims Reviewer shall grant or deny the claim. If the claim is denied in whole or in part, the Initial Claims Reviewer shall give written notice to the claimant setting forth: (a) the reasons for the denial, (b) specific reference to pertinent Plan provisions on which the denial is based, (c) a description of any additional material or information necessary to request a review of the claim and an explanation of why such material or information is necessary, and (d) an explanation of the Plan’s claim review procedures. The notice shall be furnished to the claimant within ninety (90) days after receipt of the claim; provided that such period of time may be extended for an additional ninety (90) days beginning at the end of the initial ninety (90)-day period if the Initial Claims Reviewer determines that special circumstances

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require such an extension. Written notice of any such extension shall be given to the claimant before the expiration of the initial ninety (90)-day period and shall indicate the special circumstances requiring the extension and the date by which the final decision is expected to be rendered. If notice of a claim decision is not provided to the claimant within the period described above (including any extension, if applicable), then the claim shall be deemed denied at the expiration of such period, and the claimant may appeal the denial as described below.

5.3	Appeals

A claimant whose claim for benefits has been denied, in whole or in part, may request a review of such denial by filing a written notice of appeal with the Plan Administrator.

Such appeal must be made within sixty (60) days after the date the initial claim was denied, or deemed denied. No action at law or equity may be brought to recover Plan benefits unless and until the claimant requests an administrative appeal during such sixty (60)-day period and such appeal is finally denied by the Plan Administrator. In connection with an appeal, the claimant (or the claimant’s authorized representative) may review pertinent documents and submit evidence and arguments in writing to the Plan Administrator. All information submitted by or on behalf of the claimant will be taken into account in deciding the questions presented by the appeal, even if such information was not submitted or considered in the initial claim determination. The Plan Administrator may decide the questions presented by the appeal, either with or without holding a meeting, and shall issue a written notice of decision to the claimant setting forth: (a) the specific reasons for the decision (b) specific reference to the pertinent Plan provisions on which the decision is based and (c) such other information as the Plan Administrator deems appropriate. The notice shall be issued within sixty (60) days after receipt of the request for review; except that, if special circumstances (including, but not limited to, the need to hold a hearing) should require, such period of time may be extended for an additional sixty (60) days beginning at the end of the initial sixty (60)-day period. Written notice of any such extension shall be provided to the claimant prior to the expiration of the initial sixty (60)-day period. If notice of an appeal decision is not provided to the claimant within the period described above (including any extension, if applicable), then the claim shall be deemed denied at the expiration of such period. If the Plan Administrator (or its delegate) consists of a committee that holds regularly scheduled meetings, then the appeal determination periods referenced above shall not apply, and instead any appeal shall be decided within the period required by section 503 of ERISA, taking into account any applicable extensions. Any decision of the Plan Administrator shall be final and conclusive except to the extent that the claimant subsequently proves that the decision of the Plan Administrator was an abuse of its fiduciary discretion.

5.4	Applicability of Section 4.5

If a claim under this Article 5 is approved, either initially by the Initial Claims Reviewer or on appeal by the Plan Administrator, payment of benefits hereunder is nevertheless conditioned on the claimant signing and delivering a Legal Release to the Plan Administrator as otherwise provided for and in accordance with the provisions of Section 4.5. Neither the filing of a claim nor an appeal under Article 5 entitles the claimant to a new deadline for delivering the Legal Release.

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6.     Plan Administration

6.1	Plan Administrator

The “Plan Administrator” of this Plan is the Verizon Claims Review Committee (“VCRC”) and the one or more persons to whom that committee delegates any or all of the authority and responsibilities of the Plan Administrator. The Plan Administrator is the named fiduciary of the Plan as that term is used in ERISA.

The Plan Administrator shall adopt such rules for its operation as it may find appropriate. All resolutions or other actions taken by the Plan Administrator shall be taken (i) by vote of a majority of those present at a meeting of its members (with a majority of the members then in office constituting a quorum for the transaction of business), (ii) without a meeting by an instrument in writing signed by all the members at such time, or (iii) by unilateral action of the Chairperson of the Plan Administrator. The Plan Administrator may employ or retain persons to render advice with regard to any of its responsibilities under the Plan.

The Plan Administrator shall have the discretionary authority to administer and interpret the Plan and to decide any and all matters arising hereunder, including without limitation, the right and authority to make findings of fact; to determine eligibility for participation, benefits, and other rights under the Plan; to determine whether any election or notice requirement or other administrative procedure under the Plan has been adequately observed; to determine the proper recipient of any Plan benefits; to remedy possible ambiguities, inconsistencies, or omissions by general rule or particular decision; and otherwise to interpret the Plan in accordance with its terms. The Plan Administrator’s determination on any and all questions arising out of the interpretation or administration of the Plan shall be final, conclusive, and binding on all parties. To the extent the Plan Administrator delegates its administrative powers or duties to any other individual or entity (including the Initial Claims Reviewer), such individual or entity shall have the discretionary authority, as described in this paragraph, to exercise such powers or duties.

6.2	Plan Amendment and Termination

Except to the extent provided below after a Change in Control, the Executive Vice President of Human Resources for Verizon reserves the right at any time, and from time to time, by written direction, to terminate, modify or amend in whole or in part, any or all of the provisions of the Plan, including Appendices and Schedules to the Plan. Accordingly, no individual has a legally binding right to any benefit under the Plan for purposes of section 409A of the Code, as amended, until a Change in Control occurs. Except as expressly provided in a particular amendment to the Plan, any individual who does not complete at least one hour of active employment with a Participating Company on or after the effective date of any amendment to the Plan shall have his benefits, if any, determined only in accordance with the provisions of the Plan as in effect before the effective date of such amendment.

Notwithstanding anything to the contrary in this Plan, if a Change in Control occurs, no prospective or retroactive amendment to the Plan or the Appendices or Schedules to the Plan shall be adopted if such amendment (i) is not a Permitted Amendment (as defined below) or (ii) would have the effect of modifying or terminating Plan benefits to the detriment of any individual who is a Senior Manager (or a former Senior Manager entitled to benefits) as of the date on which the Change in Control occurs. The immediately preceding sentence shall apply during the one-year period immediately following a Change in Control, and shall also apply to any amendment after the expiration of such period that is effective retroactively to any date before the expiration of such period. “Change in Control” shall have the meaning set forth in The 2009 Verizon Communications Inc. Long-Term Incentive Plan. “Permitted Amendment” means an amendment that (1) is necessary to comply with applicable law; (2) is necessary to give effect to an action of Verizon that

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was specifically authorized or approved by the Board of Directors before the date on which the Change in Control occurred, or to which Verizon or the Plan committed itself contractually before the date on which the Change in Control occurred; or (3) has the effect of adding any provision to the Plan that will apply to a Senior Manager or former Senior Manager only at such individual’s affirmative election.

As a matter of prudent business planning, Verizon is continually reviewing and evaluating various proposals for changes in compensation and retirement programs, as well as proposals for separation programs like this Plan. Some of these proposals, if finally approved and implemented, might be more advantageous or less advantageous than this current Plan. Because of the need for confidentiality, such decisions are not discussed or evaluated below the highest level of senior management. Any managers, supervisors, and employees below such levels do not know whether Verizon will or will not adopt any future compensation and/or severance programs and are not in a position to speculate about future programs. Unless and until such changes are formally announced by Verizon and/or the Participating Companies, no one is authorized to give assurance that such changes will or will not occur. If a Senior Manager separates from service and receives benefits under this Plan, the Senior Manager acknowledges and understands by receiving such benefits that Verizon and/or the Participating Companies may adopt new or modified programs or benefits in the future that depending on individual circumstances may be more or less advantageous than the current Plan. No Senior Manager or individual should expect or assume that any such new or modified programs or benefits will be extended on a retroactive basis to anyone who separates from service and receives benefits under this Plan.

6.3	Miscellaneous

Any notice required to be provided in writing in accordance with the terms of the Plan may be provided in electronic or other format to the extent permitted by applicable law. Notices, reports and statements sent by regular mail shall be deemed duly given, made or delivered, when deposited in the mail, addressed to the person’s last know address as reflected in Verizon’s human resources records/system.

If the Plan Administrator determines that a Senior Manager or other person entitled to receive payment of benefits under the Plan is unable to manage his own affairs because of illness or accident or is a minor, the Plan Administrator may direct that any benefit payment due him, unless a claim shall have been made therefor by a duly appointed legal representative, be paid to his spouse, a child, a parent or other blood relative, or to a person with whom he resides. Any such payment shall completely discharge the Plan from all liability for such benefits.

If any person claiming benefits under the Plan makes a false statement that is material to a claim for benefits or otherwise receives benefits in excess of those to which the person is entitled under the terms of the Plan, any amount paid to such person to which he was not entitled under the provisions of the Plan may be offset against any future payments to such person (in addition to any other remedies available to the Plan).

Except as otherwise specifically permitted by the Plan (including Section 4.6) or as required by law, no benefit payable under the Plan or any interest therein shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, garnishment or charge, and any such attempted action shall be void and no such benefit or interest shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of the person entitled to such benefits or interest. The preceding sentence shall not prohibit the direct deposit of Plan benefits to a Senior Manager’s savings, checking, or other deposit account in a financial institution or the payment of benefits to the estate of an Senior Manager

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if the Senior Manager dies after becoming entitled to benefits under the Plan or if a benefit is payable to the Senior Manager’s estate pursuant to Section 4.1.

Neither the establishment of the Plan nor the payment of any Plan benefits nor any action of Verizon, a Participating Company, the Plan Administrator, or any delegate of any of the foregoing shall confer upon any person any legal right to be continued in the employ of Verizon or any Participating Company, and Verizon and each Participating Company expressly reserve the right to discharge without liability (except to the extent of any benefit required to be paid under this Plan) any Senior Manager whenever the interest of the Company or the Participating Company, in its sole judgment, may so require.

The titles to Articles and the headings of Sections, subsections, paragraphs, and subparagraphs in this Plan are placed herein for convenience of reference only and, as such, shall be of no force or effect in the interpretation of the Plan.

In the event any provision of the Plan is held to be in conflict with or in violation of any state or federal statute, rule, or decision, all other provisions of this Plan shall continue in full force and effect. In the event that the making of any payment or the provision of any other benefit required under the Plan is held to be in conflict with or in violation of any state or federal statute, rule, or decision or otherwise invalid or unenforceable, such conflict, violation, invalidity, or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and in the event that the making of any payment in full or the provision of any other benefit required under the Plan in full would be in conflict with or in violation of any state or federal statute, rule or decision or otherwise invalid or unenforceable, then such conflict, violation, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be in conflict with or in violation of any state or federal statute, rule or decision or otherwise invalid or unenforceable, and the maximum payment or benefit that would not be in conflict with or in violation of any state or federal statute, rule or decision or otherwise invalid or unenforceable, shall be made or provided under the Plan.

The Plan shall be governed by ERISA, and to the extent not preempted thereby, by the laws of the State of New York (without giving effect to conflicts of laws principles thereof).

No Senior Manager, former Senior Manager, or any other person shall be entitled to or have any vested right in or claim to a benefit under the Plan, except as expressly provided herein. Benefits under this Plan are paid solely from the general assets of the Participating Company which employed the Senior Manager entitled to such benefits, and the right of any person to receive the benefits provided by the Plan shall be solely an unsecured claim against the general assets of the applicable Participating Company.

Where appropriate, references to an entity, position or committee shall include the successor to such.

The Plan is intended to constitute a “separation pay plan” and/or a plan providing only “short-term deferrals” that does not provide for a “deferral of compensation” as such terms are defined for purposes of section 409A of the Code, and the Plan shall be interpreted accordingly. Any Severance Payment payable hereunder to a Senior Manager (or to the estate of a Senior Manager in the event of the Senior Manager’s death), shall be paid not later than March 15 of the year following the year of the Senior Manager’s Qualifying Separation and any other benefits payable after such March 15 pursuant to Section 4.2 or 4.3 shall be paid or provided not later than the last day of the second year following the year of the Senior Manager’s Qualifying Separation. To the extent any provision of the Plan or any omission from the Plan would (absent this provision) cause amounts to be includable in income under Code section 409A(a)(1), the Plan shall be deemed amended to the extent necessary to comply with the requirements of Code

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section 409A; provided, however, that this provision shall not apply and shall not be construed to amend any provision of the Plan to the extent this provision or any amendment required thereby would itself cause any amounts to be includable in income under Code section 409A(a)(1).

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Appendix A: Participating Companies

Except for the entities and businesses identified below, all entities and businesses within the Verizon controlled group are Participating Companies. An entity or business which ceases to be within the Verizon controlled group shall immediately cease to be a Participating Company.

The following entities and businesses (and any subsidiaries thereof and successors thereto) are not Participating Companies (without regard to whether such entities and businesses are part of the Verizon controlled group): Verizon Wireless.

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Appendix B: Severance Benefits Under Other Programs

Pursuant to Section 4.2, a Senior Manager who undergoes a Qualifying Separation and signs a Legal Release in accordance with Section 4.5 shall be eligible to continue during the “severance period” (as defined below) to receive the following additional benefits:

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Medical, dental, and vision benefits that the Senior Manager was receiving immediately prior to the Qualifying Separation, with no premium contribution, on substantially the same terms as a similarly situated Senior Manager who continues to be employed by a Participating Company during the severance period. For purposes of this Appendix B, the “severance period” is the period beginning on the day after the date of the Qualifying Separation and ending after the number of weeks equal to the total amount of the Senior Manager’s Severance Payment divided by the Weekly Compensation used to determine such payment. These benefits shall be provided on a pre-tax basis.

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For Senior Managers who are not “executive officers”, as that term is defined under Section 16 of the Securities and Exchange Act of 1934 (“Section 16 Officers”) at the time of the Qualifying Separation, Verizon will pay, concurrently with the lump sum severance amount, a prorated short-term incentive award based on the number of actual full pay periods that the Senior Manager was actively at work during the year of the Qualifying Separation. Such prorated short-term incentive award shall be based on no less than the threshold award level under the Verizon Short-Term Incentive Plan. For Senior Managers who are Section 16 Officers at the time of their Qualifying Separation, any prorated short-term incentive award that becomes payable shall be based on the actual level of achievement under the Verizon Short-Term Incentive Plan and shall not be payable until such time as the Human Resources Committee of Verizon’s Board of Directors has certified that the performance criteria under the short-term incentive plan for the applicable performance year has been achieved.

Verizon Senior Manager Severance Plan	Page 14	Effective February 5, 2010

Appendix C: Excluded Employees

Verizon Senior Manager Severance Plan	Page 15	Effective February 5, 2010